Exhibit 22.1

List of the Issuer and its Guarantor Subsidiaries

As of December 31, 2022, the following subsidiaries of Advance Auto Parts, Inc. (the “Issuer”) guarantee the 1.750% senior unsecured notes due October 1, 2027 (the “2027 Notes”), the 3.90% senior unsecured notes due April 15, 2030 (the “2030 Notes”) and 3.50% senior unsecured notes due March 15, 2032 (the “2032 Notes”), each issued by the Issuer:

Entity	Jurisdiction of Incorporation or Organization	2027 Notes	2030 Notes	2032 Notes
Advance Auto Parts, Inc.	Delaware	Issuer	Issuer	Issuer
Advance Stores Company, Incorporated	Virginia	Guarantor	Guarantor	Guarantor